UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549




                                 FORM 12b-25
                          NOTIFICATION OF LATE FILING


(Check One):[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q
[ ]Form N-SAR

                        For Period Ended:  March 31, 2001
                               CUSIP Number 25388W
                         SEC Registration Number 0-31849
                          -------------------------------

                 [  ]     Transition Report on Form 10-K

                 [  ]     Transition Report on Form 20-F

                 [  ]     Transition Report on Form 11-K

                 [  ]     Transition Report on Form 10-Q

                 [  ]     Transition Report on Form N-SAR

                 For the Transition Period Ended:

                        ------------------------



READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.
PLEASE PRINT OR TYPE.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT
THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED
HEREIN.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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                        PART I - REGISTRANT INFORMATION


                              DIGITAL WORLD CUP, INC.

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Full name of registrant


                              DIGITAL WORLD CUP, INC.

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Former name if applicable

                         PROGOLFTOURNAMENTS.COM


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Address of principal executive office (STREET AND NUMBER)

3266 YONGE STREET, SUITE 1208

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City, state and zip code


TORONTO, ONTARIO, CANADA M4N 3P6


                        PART II - RULE 12b-25(b) AND (c)



If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a)   |   The reasons described in reasonable detail in
Part III of this form could not be eliminated without unreasonable effort or expense;


 [X] (b)   |   The subject annual report, semi-annual
report, transition report on Form 10-K, Form 20-F, 11-K, or Form
N-SAR, or  portion thereof, will be filed on or before
the fifteenth calendar day following the prescribed due
date; or the subject quarterly report of transition report
on Form 10- Q, or portion thereof will be filed on or
before the fifth calendar day following the prescribed
due date; and (c)   |   The accountant's statement or other exhibit
required by  Rule 12b-25(c) has been attached if applicable.



                             PART III - NARRATIVE



State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

FINANCIAL STATEMENTS ARE NOT YET COMPLETE FOR THE
REGISTRANT'S CALENDAR QUARTER ENDED MARCH 31, 2001.

(Attach extra sheets if needed.) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              CHRISTOPHER J. MORAN, JR.
                  ATTORNEY AT LAW              770      518-9542
            4625 CLARY LAKES DRIVE
              ROSWELL, GEORGIA 30075

                        (Name)             Area Code)        (Telephone
                                                             number)

(2)      Have all other periodic reports required under
Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ?
If the answer is no, identify report(s).

                                                       [X]Yes  [ ] No

         --------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ ]Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       DIGITAL WORLD CUP, INC.
----------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date       MAY 11, 2001     By     MICHAEL LEVINE, CHIEF
EXECUTIVE OFFICER

    -----------------------------    -----/S/---------------


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.
If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

  Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (SEE 18 U.S.C. 1001).